UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G (Rule 13d-102)

Under the Securities Exchange Act of 1934
(Amendment No.    )*

Fairchild Semiconductor International, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

303726103

(CUSIP Number)

May 4, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 303726103		Page 2 of 22

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Illinois limited partnership U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 3,172,600 shares of common stock 20,195 call options (exercisable into 2,019,500 shares of common stock)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Approximately 4.4% as of the date of this filing (based on 119,211,798 shares of common stock issued and outstanding as of March 28, 2004).

12.	Type of Reporting Person (See Instructions) PN; HC

CUSIP No. 303726103		Page 3 of 22

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) GLB Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited partnership U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 3,172,600 shares of common stock 20,195 call options (exercisable into 2,019,500 shares of common stock)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Approximately 4.4% as of the date of this filing (based on 119,211,798 shares of common stock issued and outstanding as of March 28, 2004).

12.	Type of Reporting Person (See Instructions) PN; HC

CUSIP No. 303726103		Page 4 of 22

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Investment Group, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited liability company U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 3,172,600 shares of common stock 20,195 call options (exercisable into 2,019,500 shares of common stock)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Approximately 4.4% as of the date of this filing (based on 119,211,798 shares of common stock issued and outstanding as of March 28, 2004).

12.	Type of Reporting Person (See Instructions) OO; HC

CUSIP No. 303726103		Page 5 of 22

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Kenneth Griffin

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 3,172,600 shares of common stock 20,195 call options (exercisable into 2,019,500 shares of common stock)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Approximately 4.4% as of the date of this filing (based on 119,211,798 shares of common stock issued and outstanding as of March 28, 2004).

12.	Type of Reporting Person (See Instructions) IN; HC

CUSIP No. 303726103		Page 6 of 22

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Wellington Partners L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Illinois limited partnership

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 3,172,600 shares of common stock 20,195 call options (exercisable into 2,019,500 shares of common stock)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Approximately 4.4% as of the date of this filing (based on 119,211,798 shares of common stock issued and outstanding as of March 28, 2004).

12.	Type of Reporting Person (See Instructions) PN; HC

CUSIP No. 303726103		Page 7 of 22

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Wellington Partners L.P. SE

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited partnership

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 3,172,600 shares of common stock 20,195 call options (exercisable into 2,019,500 shares of common stock)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Approximately 4.4% as of the date of this filing (based on 119,211,798 shares of common stock issued and outstanding as of March 28, 2004).

12.	Type of Reporting Person (See Instructions) PN; HC

CUSIP No. 303726103		Page 8 of 22

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Kensington Global Strategies Fund Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 3,172,600 shares of common stock 20,195 call options (exercisable into 2,019,500 shares of common stock)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Approximately 4.4% as of the date of this filing (based on 119,211,798 shares of common stock issued and outstanding as of March 28, 2004).

12.	Type of Reporting Person (See Instructions) CO; HC

CUSIP No. 303726103		Page 9 of 22

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Equity Fund Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 3,172,600 shares of common stock 20,195 call options (exercisable into 2,019,500 shares of common stock)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Approximately 4.4% as of the date of this filing (based on 119,211,798 shares of common stock issued and outstanding as of March 28, 2004).

12.	Type of Reporting Person (See Instructions) CO; HC

CUSIP No. 303726103		Page 10 of 22

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Distressed and Credit Opportunity Fund Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 3,172,600 shares of common stock 20,195 call options (exercisable into 2,019,500 shares of common stock)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Approximately 4.4% as of the date of this filing (based on 119,211,798 shares of common stock issued and outstanding as of March 28, 2004).

12.	Type of Reporting Person (See Instructions) CO; HC

CUSIP No. 303726103		Page 11 of 22

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Jackson Investment Fund Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 3,172,600 shares of common stock 20,195 call options (exercisable into 2,019,500 shares of common stock)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Approximately 4.4% as of the date of this filing (based on 119,211,798 shares of common stock issued and outstanding as of March 28, 2004).

12.	Type of Reporting Person (See Instructions) CO; HC

CUSIP No. 303726103		Page 12 of 22

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Credit Trading Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 3,172,600 shares of common stock 20,195 call options (exercisable into 2,019,500 shares of common stock)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Approximately 4.4% as of the date of this filing (based on 119,211,798 shares of common stock issued and outstanding as of March 28, 2004).

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 303726103		Page 13 of 22

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Derivatives Group LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited liability company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 3,172,600 shares of common stock 20,195 call options (exercisable into 2,019,500 shares of common stock)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Approximately 4.4% as of the date of this filing (based on 119,211,798 shares of common stock issued and outstanding as of March 28, 2004).

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 303726103		Page 14 of 22

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Aragon Investments, Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 3,172,600 shares of common stock 20,195 call options (exercisable into 2,019,500 shares of common stock)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Approximately 4.4% as of the date of this filing (based on 119,211,798 shares of common stock issued and outstanding as of March 28, 2004).

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 303726103	Page 15 of 22

Item 1.
(a)	Name of Issuer FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
(b)	Address of Issuer’s Principal Executive Offices 82 Running Hill Road South Portland, ME 04106

Item 2.
(a)	Name of Person Filing
(b)	Address of Principal Business Office or, if none, Residence
(c)	Citizenship

Citadel Limited Partnership

131 S. Dearborn Street, 32nd Floor

Chicago, Illinois 60603

Illinois limited partnership

GLB Partners, L.P.

131 S. Dearborn Street, 32nd Floor

Chicago, Illinois 60603

Delaware limited partnership

Citadel Investment Group, L.L.C.

131 S. Dearborn Street, 32nd Floor

Chicago, Illinois 60603

Delaware limited liability company

Kenneth Griffin

131 S. Dearborn Street, 32nd Floor

Chicago, Illinois 60603

U.S. Citizen

Citadel Wellington Partners L.P.

c/o Citadel Investment Group, L.L.C.

131 S. Dearborn Street, 32nd Floor

Chicago, Illinois 60603

Illinois limited partnership

Citadel Wellington Partners L.P. SE

c/o Citadel Investment Group, L.L.C.

131 S. Dearborn Street, 32nd Floor

Chicago, Illinois 60603

Delaware limited partnership

CUSIP No. 303726103	Page 16 of 22

Citadel Kensington Global Strategies Fund Ltd.

c/o Citadel Investment Group, L.L.C.

131 S. Dearborn Street, 32nd Floor

Chicago, Illinois 60603

Bermuda company

Citadel Equity Fund Ltd.

c/o Citadel Investment Group, L.L.C.

131 S. Dearborn Street, 32nd Floor

Chicago, Illinois 60603

Cayman Islands company

Citadel Distressed and Credit Opportunity Fund Ltd.

c/o Citadel Investment Group, L.L.C.

131 S. Dearborn Street, 32nd Floor

Chicago, Illinois 60603

Cayman Islands company

Citadel Jackson Investment Fund Ltd.

c/o Citadel Investment Group, L.L.C.

131 S. Dearborn Street, 32nd Floor

Chicago, Illinois 60603

Cayman Islands company

Citadel Credit Trading Ltd.

c/o Citadel Investment Group, L.L.C.

131 S. Dearborn Street, 32nd Floor

Chicago, Illinois 60603

Cayman Islands company

Citadel Derivatives Group LLC
c/o Citadel Investment Group, L.L.C.

131 S. Dearborn Street, 32nd Floor

Chicago, Illinois 60603

Delaware limited liability company

Aragon Investments, Ltd.
c/o Citadel Investment Group, L.L.C.

131 S. Dearborn Street, 32nd Floor

Chicago, Illinois 60603

Bermuda company

CUSIP No. 303726103	Page 17 of 22

	(d)	Title of Class of Securities Common Stock, par value $0.01 per share
	(e)	CUSIP Number 303726103

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box.  ☒

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

CITADEL LIMITED PARTNERSHIP

GLB PARTNERS, L.P.

CITADEL INVESTMENT GROUP, L.L.C.

KENNETH GRIFFIN

CITADEL WELLINGTON PARTNERS L.P.

CITADEL WELLINGTON PARTNERS L.P. SE

CITADEL KENSINGTON GLOBAL STRATEGIES FUND LTD.

CITADEL EQUITY FUND LTD.

CITADEL DISTRESSED AND CREDIT OPPORTUNITY FUND LTD.

CITADEL JACKSON INVESTMENT FUND LTD.

CITADEL CREDIT TRADING LTD.

CITADEL DERIVATIVES GROUP LLC

ARAGON INVESTMENTS, LTD.

(a)	Amount beneficially owned:
3,172,600 shares of common stock

CUSIP No. 303726103	Page 18 of 22

20,195 call options (exercisable into 2,019,500 shares of common stock)
(b) Percent of class: Approximately 4.4% as of the date of this filing (based on 119,211,798 shares of common stock issued and outstanding as of March 28, 2004).
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote 0
(ii) Shared power to vote or to direct the vote See item (a) above.
(iii) Sole power to dispose or to direct the disposition of 0
(iv) Shared power to dispose or to direct the disposition of See item (a) above.

The obligation to file this schedule 13G arose on May 4, 2004.  The Reporting Persons have subsequently reduced their beneficial ownership to the currently reported percentage.  At no time since May 4, 2004 have the Reporting Persons been the beneficial owners of greater than 10% of the Company’s outstanding common stock as determined in accordance with Rule 13d of the Securities Exchange Act of 1934.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
See Item 2 above.

Item 8.	Identification and Classification of Members of the Group
Not Applicable.

Item 9.	Notice of Dissolution of Group
Not Applicable.

CUSIP No. 303726103	Page 19 of 22

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

* Adam C. Cooper is signing on behalf of Kenneth Griffin as attorney-in-fact pursuant to a power of attorney previously filed with the Securities and Exchange Commission on November 19, 2002, and hereby incorporated by reference herein.  The power of attorney was filed as an attachment to a filing by Citadel Limited Partnership on Form 3 for Metals USA, Inc.

CUSIP No. 303726103	Page 20 of 22

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 11th day of May, 2004		KENNETH GRIFFIN

		By:	/s/ Adam C. Cooper
Adam C. Cooper, attorney-in-fact*

CITADEL LIMITED PARTNERSHIP		CITADEL INVESTMENT GROUP, L.L.C.

By:	GLB Partners, L.P.,	By:	/s/ Adam C. Cooper
	its General Partner		Adam C. Cooper, Senior Managing
Director and General Counsel
By:	Citadel Investment Group, L.L.C.,
	its General Partner	CITADEL EQUITY FUND LTD.

By:	/s/ Adam C. Cooper	By:	Citadel Limited Partnership,
	Adam C. Cooper, Senior Managing		its Portfolio Manager
Director and General Counsel
		By:	GLB Partners, L.P.,
GLB PARTNERS, L.P.			its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Adam C. Cooper	By:	/s/ Adam C. Cooper
	Adam C. Cooper, Senior Managing		Adam C. Cooper, Senior Managing
	Director and General Counsel		Director and General Counsel

CITADEL WELLINGTON PARTNERS L.P.		ARAGON INVESTMENTS, LTD.

By:	Citadel Limited Partnership,	By:	Citadel Limited Partnership,
	its General Partner		its Portfolio Manager

By:	GLB Partners, L.P.,	By:	GLB Partners, L.P.,
	its General Partner		its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Adam C. Cooper	By:	/s/ Adam C. Cooper
	Adam C. Cooper, Senior Managing		Adam C. Cooper, Senior Managing
	Director and General Counsel		Director and General Counsel

CUSIP No. 303726103	Page 21 of 22

CITADEL WELLINGTON PARTNERS L.P. SE		CITADEL DERIVATIVES GROUP LLC

By:	Citadel Limited Partnership,	By:	Citadel Limited Partnership,
	its General Partner		its Managing Member

By:	GLB Partners, L.P.,	By:	GLB Partners, L.P.,
	its General Partner		its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Adam C. Cooper	By:	/s/ Adam C. Cooper
	Adam C. Cooper, Senior Managing		Adam C. Cooper, Senior Managing
	Director and General Counsel		Director and General Counsel

CITADEL DISTRESSED AND CREDIT OPPORTUNITY FUND LTD.		CITADEL CREDIT TRADING LTD.

By:	Citadel Limited Partnership,	By:	Citadel Limited Partnership,
	its Portfolio Manager		its Portfolio Manager

By:	GLB Partners, L.P.,	By:	GLB Partners, L.P.,
	its General Partner		its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Adam C. Cooper	By:	/s/ Adam C. Cooper
	Adam C. Cooper, Senior Managing		Adam C. Cooper, Senior Managing
	Director and General Counsel		Director and General Counsel

CUSIP No. 303726103	Page 22 of 22

CITADEL KENSINGTON GLOBAL STRATEGIES FUND LTD.		CITADEL JACKSON INVESTMENT FUND LTD.

By:	Citadel Limited Partnership,	By:	Citadel Limited Partnership,
	its Portfolio Manager		its Portfolio Manager

By:	GLB Partners, L.P.,	By:	GLB Partners, L.P.,
	its General Partner		its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Adam C. Cooper	By:	/s/ Adam C. Cooper
	Adam C. Cooper, Senior Managing		Adam C. Cooper, Senior Managing
	Director and General Counsel		Director and General Counsel